Exhibit 99.1

For Further Information:

The Sands Regent	CCG Investor Relations

345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 (818) 789-1152 Fax Contact: Sean Collins, Partner William Coffin, CEO

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS FOURTH QUARTER AND YEAR-END

FINANCIAL RESULTS

•	Fiscal-year revenue increases 12% based on strong performance of Sands Regency Casino Hotel, fuel price increases at Gold Ranch Casino and RV Resort and the inclusion of two months of results from Rail City Casino

•	Fiscal-year income from operations increases 14.3% due to solid results at Sands Regency Casino Hotel and Gold Ranch and the inclusion of two months of results from Rail City Casino

•	Fiscal-year EBITDAR increases 17.8%

•	Conference call scheduled for 10:00 a.m. PDT today

Reno, Nevada - September 8, 2004 - The Sands Regent (NASDAQ: SNDS) today announced financial results for its fiscal year 2004 and fourth quarter ended June 30, 2004.

For fiscal 2004, the Company reported net income of $6.9 million, or $1.32 per basic share, $1.25 diluted, as compared to net income of $1.9 million, or $0.38 per share basic, $0.36 diluted for the year ended June 30, 2003. During the first and second quarters of fiscal 2004, the Company received $4.4 million in cash payments in connection with the Copa Casino in Gulfport, MS,, including a $4.0 million payment as final settlement of its December 1998 sale of its interest in the Copa. Management attributed the year-over-year improvement, excluding the one-time Copa gain, primarily to positive effects from its May, 2004 acquisition of Rail City Casino in Sparks, NV, from which two months of operations were included in fourth-quarter results.

The Company’s income from operations improved 14.3% year over year, from $4.3 million in fiscal 2003 to $4.9 million in fiscal 2004. Net revenues improved by 12%, from $55.7 million in fiscal 2003 to $62.3 million in fiscal 2004, reflecting contributions from Rail City. EBITDAR, which excludes one-time gains, increased 17.8% year over year, from $8.6 million in fiscal 2003 to $10.1 million in fiscal 2004.

In the fourth quarter of 2004, the Company reported net income of $1.4 million, or $0.26 per basic share, $0.24 diluted, a significant improvement as compared to net income of $692,000 or $0.14 per basic share, $0.13 diluted, in the year-ago quarter. Factors contributing to the fourth-quarter improvements included two months of Rail City operations post-acquisition, higher occupancy at the Sands Regency in connection with the Men’s American Bowling Congress, and higher occupancy at the Gold Ranch RV Resort & Casino.

For the fourth quarter ended June 2004, income from operations was $2.8 million on revenues of $20.5 million, as compared to income from operations of $1.6 million on revenues of $15.0 million in the fourth quarter of fiscal 2003. Quarterly EBITDAR increased substantially year over year, from $2.7 million for the fourth quarter of 2003 to $4.6 million for the 2004 quarter.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “Just two months of revenue contributions from Rail City validate our acquisition decision and suggest tremendous potential for that property going forward. We have nearly completed operational integration of Rail City into the Sands Regent family of properties and are very excited about the future of Rail City. This investment in the local Reno gaming market is paying off very well and adding to the strong performance of our other two properties.”

The Company’s growth strategy continues to include the possibility of additional acquisitions or other initiatives, especially involving expansion of operations in Northern Nevada.

Management of The Sands Regent will host a conference call to discuss its year-end and fourth-quarter financial results today, Wednesday, September 8 at 10:00 a.m. PDT. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Wednesday, September 8 at 12:00 noon PDT through Wednesday, September 15 at 9:00 p.m. PDT; call (800) 642-1687 and enter the conference ID number 9837361; international callers should call (706) 645-9291.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada and Rail City Casino in Sparks, Nevada. The Sands Regency is an 832-room hotel and casino with 29,000 square feet of gaming space offering table games, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers 252 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing more than 634 slots, 7 table games, keno, a sports book, the City Café family-style restaurant and a sports bar. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16).

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, including but not limited to, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, and other risk factors detailed from time to time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(818) 789-0100

(Financial table follows)

The Sands Regent

Financial Highlights (Unaudited)

(in thousands except number of shares and per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2003	2004	2003	2004
Net revenues	$15,035	$20,511	$55,683	$62,349

Income from operations	1,610	2,849	4,292	4,904

Net income	691	1,445	1,868	6,891

Reconciliation of net income to EBITDAR
Net income	691	1,445	1,868	6,891
Interest expense	258	660	1,216	1,158
Income loss tax provision	332	734	942	1,154
(Gain)/ loss on disposal of property and abandonment of new projects	(8)	12	140	95
Collection on previously reserved note receivable(1)	(208)	—	(413)	(4,393)
Non-recurring lawsuit (2)	547	—	547	—
Rent and management fees	188	191	745	767
Depreciation and amortization	892	1,526	3,530	4,427

EBITDAR (3)	$2,692	$4,568	$8,575	$10,099

Earnings per share
Basic	0.14	0.26	0.38	1.32
Diluted	0.14	0.25	0.36	1.25

(1)	On November 13, 2003, the Sands Regent and subsidiaries, (the “Company”), reached an agreement with Gulfside Casino Partnership d/b/a the Copa Casino in Gulfport, Mississippi (the “Copa”) regarding a final settlement of amounts owed to the Company pursuant to a non-interest bearing promissory note (the “Note”) issued to the Company in connection with its December 1998 sale of its interest in Copa. The terms of the Note required the Copa to make a monthly payment to the Company in an amount equal to the greater of $15,000 or 2% of the Copa’s gross gaming revenues (4% beginning July 2004) until paid in full. At the time of settlement, the unpaid balance of the Note was $5.0 million. Pursuant to the settlement, the Company received a $4.0 million cash payment (the “Settlement Amount”) as final settlement under the Note. The Company had not previously recognized a gain on the Settlement Amount due primarily to the Company’s uncertainty of the Copa’s ability to obtain long-term financing, as well as competitive, legal, financial, environmental and various other risks facing the Copa. As a result, the Company has recognized a gain of the full Settlement Amount plus debt service payments made during the period.

(2)	In the quarter ended June 30, 2003, the Company incurred legal and settlement costs aggregating $547,000 in connection with the settlement of a personal injury claim against the Sands Regency. Although this claim, subject to a contracted deductible, was insured, the insurance carrier became insolvent and is not expected to make any payment to the Company. The Company is currently seeking recovery of its loss from its former insurance broker and believes that it has meritorious claims for relief.
(3)	EBITDAR includes earnings before depreciation, amortization, interest expense, income taxes, rent, asset impairment charges, and any gain or loss on the sale or disposal of property or subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported “EBITDA” data. Gold Ranch has a substantial real property rent component and the Company believes EBITDAR provides a more complete depiction of the Company’s financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company’s sole discretion, the rental expense would be available for other uses by the Company.